Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 19th day of October, 2015, by and between NN, Inc., a Delaware Corporation with its principal place of business in Johnson City, Tennessee (the “Company”), and John A. Manzi (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of this written Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the promises, covenants and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the terms of their employment relationship are as follows:

1.	Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions set forth herein. All capitalized terms that are not defined elsewhere in this Agreement have the meanings in Section 27.

2.	Term of Employment. The term of this Agreement shall commence on October 19, 2015 (the “Commencement Date”), and shall end on October 19, 2017 (the “End Date”) unless sooner terminated as hereinafter provided. If Executive is employed with Company on or after the End Date, Executive’s employment will be at-will and subject to the Company’s executive employment policies then in effect; provided, however, that if the Company has not adopted executive employment policies on or before the End Date, then the term of this Agreement shall automatically extend for additional one-year periods until such time as such executive employment policies have been adopted, at which time this Agreement shall terminate. Notwithstanding the foregoing or any other provision in this Agreement, nothing in this paragraph 2 will affect either party’s ability to terminate Executive’s employment during the term of this Agreement by delivery of a Notice of Termination and, in such event, Executive will not be paid for the remainder of the then existing term, and said separation shall be evaluated pursuant to the applicable provisions of paragraph 6.

3.	Position and Duties. The Executive shall serve as the Precision Engineered Products Group Senior Vice President of the Company with responsibilities and authority as may from time to time be assigned by the Chief Executive Officer and/or the Board of Directors of the Company. Executive agrees to perform faithfully and industriously the duties which the Company may assign to him. The Executive shall devote substantially all of his working time and efforts to the business affairs of the Company, to the exclusion of all other employment or business interest other than passive personal investments, charitable, religious or civic activities. Executive may not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Chief Executive Officer and/or the Board of Directors of the Company.

4.	Compensation and Benefits. In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of this Agreement. Amounts paid under this section are subject to applicable taxes, deductions and withholdings, and will be prorated for the period of time Executive is employed by the Company.

(a)	Base Salary. The Company shall pay to the Executive an aggregate base salary at a rate of Three Hundred Nineteen Thousand Dollars (USD $319,000.00) per annum, payable in accordance with the Company’s normal payroll practices. Such base salary shall be subject to annual review by the Board of Directors of the Company and/or its Compensation Committee and may be changed from time to time in the discretion of the Board of Directors and/or the Compensation Committee or in accordance with the normal business practices of the Company. Effective as of February 1, 2017, the aggregate base salary in effect at such time shall be increased by $14,400.

Annual Bonus. Beginning in fiscal year 2016, the Executive shall be given the opportunity to earn an annual incentive bonus for each fiscal year of the Company in accordance with the annual bonus plan and payment policies generally applicable to the Company’s officers, as the same may be in effect from time to time. The Executive’s target annual incentive bonus opportunity shall be no less than 50% of his base salary for such year, but shall be dependent upon the achievement of the applicable performance goals established for such year. The Executive will be eligible to participate beginning 2016. For the year ending December 31, 2015, the Executive shall be paid a bonus with respect to the performance of the Company’s subsidiary, Precision Engineered Products Holdings, Inc., in accordance with the terms and conditions of the Amended and Restated Precision Engineered Products LLC CEO, CFO and President’s Annual Corporate Bonus Plan.

(b)	Other Benefits. The Executive shall be entitled to participate in all Company employee benefit plans, policies and programs generally applicable to the Company’s officers (including, but not limited to, life, disability, health insurance, vacation or other paid time off, incentive compensation and equity incentive plans, and savings plans and programs), as such plans, policies and programs may continue or be altered by the Company from time to time. The Executive shall be entitled to four weeks of paid vacation for each calendar year during the term of this Agreement.

5.	Termination. Except for the provisions of Paragraphs 7, 8, 9, 10, and 11, which shall continue in full force and effect, this Agreement shall terminate upon the first to occur of the following with respect to the Executive:

(a)	Death;

(b)	Disability;

(c)	Separation from Service.

6.	Compensation and Benefits in the Event of Separation from Service. In the event of the Executive’s Separation from Service during the term of this Agreement or any renewal thereof, compensation and benefits shall be paid as set forth below.

(a)	Qualifying Termination Prior To A Change In Control. If the Executive has a Qualifying Termination after the Commencement Date and prior to a Change in Control, then upon such Qualifying Termination the Executive shall be entitled to receive the following:

(i)	The Executive’s annual salary provided under paragraph 4(a) through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service.

(ii)	In consideration of Executive’s prior service to Precision Engineered Products Holdings, Inc., an amount equal to 18 months of his annual base salary in effect on the date of his Separation from Service. These amounts shall be payable in accordance with the Company’s regular payroll procedures over the 18 month period following the Executive’s Separation from Service.

(iii)	Any vested rights of Executive in accordance with the Company’s plans, programs or policies. A payment equal to the target annual bonus to which the Executive would have been entitled but for the Qualifying Termination, prorated for the portion of the year during which the Executive was employed by the Company (which bonus will be determined in accordance with the Company’s corporate guidelines and are distributed after completion of the Company’s fiscal year end audit).

(iv)	Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.

(v)	$12,000.00 payable in a single lump sum to assist with the Executive’s transition from employment.

Payments under (ii) and (v) above shall commence or shall be paid within 60 days following the Executive’s Separation from Service; provided, however, that the Executive is in full compliance with the covenants under paragraphs 7, 8, 9, and 11 of this Agreement.

(b)	Termination By The Company For Cause Or By The Executive Without Good Reason. In the event Executive’s Separation from Service is terminated (A) by action of the Company for Cause; (B) by action of the Executive without Good Reason; or (C) by reason of the Executive’s death, Disability or retirement, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(i)	The Executive’s annual salary provided under paragraph 4(a) through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service.

(ii)	Any vested rights of Executive in accordance with the Company’s plans, programs or policies.

(iii)	Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.

(c)	Qualifying Termination Following a Change in Control.

(i)	In the event that Executive has a Qualifying Termination within 24 months following a Change in Control, Executive shall receive the following, subject to paragraph 6(c)(ii):

(1)	The annual salary due to the Executive through the date of his Separation from Service.

(2)	A lump sum payment equal to an amount set forth on Schedule A to this Agreement (the “Severance Payment”). The Severance Payment shall be made by wire transfer or immediately available funds to an account designated by Executive following the date of the Separation from Service.

(3)	A payment equal to the target annual bonus to which Executive would have been entitled but for Executive’s Separation from Service, for the year of Executive’s termination; pro-rated for the portion of the year during which he was employed by the Company (“Pro-rated Bonus”).

(4)	Any vested rights of Executive in accordance with the Company’s plans, programs or policies.

(5)	Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.

(6)	$12,000.00 payable in a single lump sum to assist with the Executive’s transition from employment.

Payments under (2), (3) and (6) above shall be paid in full in a lump sum within 60 days following the Executive’s Separation from Service; provided, however, that the Executive is in full compliance with the covenants under paragraphs 7, 8, 9, and 11 of this Agreement.

(ii)	Excise Tax.

(1)	If it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to the Executive whichever of the following gives the Executive the highest net after-tax amount (after taking into account all applicable federal, state, local and social security taxes): (i) the Change in Control Payment, or (ii) the amount that would not result in the imposition of excise tax on the Executive under Section 4999 of the Code. Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished solely by reducing the amount of severance payment payable pursuant to paragraph 6(c)(i)(1) of this Agreement and then, to the extent necessary, paragraph 6(c)(i)(2) of this Agreement.

(2)	All determinations to be made under this paragraph 6(c)(ii) shall be made by an independent public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph 6(c)(iii) shall be borne solely by the Company.

(d)	Continuation of Benefits. Following Executive’s Separation from Service, the Executive shall have the right to continue in the Company’s group health insurance plan or other Company benefit program, at his or her own cost and without any contribution by the Company, as may be required by COBRA or any other federal or state law or regulation.

(e)

Limit on Company Liability. Except as expressly set forth in this paragraph 6, the Company shall have no obligation to Executive under this Agreement following Executive’s Separation from Service. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following Executive’s Separation from Service, have any obligation to provide any further benefit to Executive under this Agreement or make any further contribution for Executive’s benefit under this Agreement except as provided in this paragraph 6.

7.	Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, “Confidential Information”), provided that the term “Confidential Information” shall not include (i) any such information that, prior to its use or disclosure by Executive, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach of the provisions of this Agreement or other non-disclosure covenants; (ii) any such information that, prior to its disclosure by the Executive, was rightfully in the receiving third party’s possession, without violation of the provisions of this Agreement or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by the Executive, was independently developed by the receiving third party without violation of the provisions of this Agreement or other non-disclosure covenants. In performing duties for the Company, Executive regularly will be exposed to and work with Confidential Information of the Company. Executive may also be exposed to and work with Confidential Information of the Company’s affiliates and subsidiaries. Executive acknowledges that Confidential Information of the Company and its affiliates and subsidiaries is critical to the Company’s success and that the Company and its affiliates and subsidiaries have invested substantial sums of money in developing the Confidential Information. While Executive is employed by the Company and after such employment ends for any reason, Executive will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information of Company, its affiliates, and/or its subsidiaries unless specifically directed by the Company to do so in writing, provided that nothing herein shall prohibit the Executive from disclosing Confidential Information as required by law or pursuant to legal process. Executive agrees that whenever Executive’s employment with the Company ends for any reason, all documents containing or referring to Confidential Information of the Company, its affiliates, and/or its subsidiaries that may be in Executive’s possession or control will be delivered by Executive to the Company promptly upon the Company’s request.

8.	Non-Interference with Personnel Relations. At any time while Executive is employed by the Company and at any time during the Restrictive Period after such employment ends for any reason, Executive acting either directly or indirectly, or through any other person, firm, or corporation, will not then, at such time, hire, contract with or employ any then employee of the Company, and/or any then employee of an affiliate or subsidiary of the Company with which Executive interacted or about which Executive gained Confidential Information during his employment with Company (“Restricted Employees”). Further, Executive will not induce or attempt to induce or influence any of the Restricted Employees to terminate employment with the Company, affiliate, and/or subsidiary. However, this provision shall not apply to Executive in the case of the solicitation of his immediate family members.

9.

Non-Competition. While Executive is employed by the Company and for the Restrictive Period after such employment ends, Executive will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined below, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers for any purpose related to a Competing

Business, as defined below. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same purpose as, any product or service produced, sold or marketed by the Company or any parent, subsidiary or affiliate of the Company with which Executive interacted or about which Executive gained Confidential Information during his employment with the Company. The term “customer” or “supplier” means any customer or supplier (whether actual or potential) with whom Executive or any other employee of the Company or any parent, subsidiary or affiliate of the Company had business contact during the eighteen (18) months immediately before Executive’s employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

10.	Notification to Subsequent Employers. Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

11.	Company Proprietary Rights.

(a)	Company to Retain Rights. Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Executive during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company and/or any parent, subsidiary or affiliate of the Company (collectively, “Company Intellectual Property”) shall become and remain the exclusive property of the Company and/or such parent, subsidiary or affiliate, and Executive shall have no interest therein.

(b)	Further Assurances. At the request of the Company, Executive shall, at the Company’s expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Executive may have to all Company Intellectual Property in which Executive may be able to claim any rights by virtue of his employment under this Agreement.

(c)	Return of Material. Upon the termination of the Executive’s employment under this Agreement at the Company’s written request, the Executive will promptly return to the Company all copies of information protected by paragraph 11(a) hereof which are in his possession, custody or control, whether prepared by him or others, and the Executive agrees that he shall not retain any of same.

12.	Representation and Warranty of Executive. Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, partnership, company or corporation that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

13.	Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions, provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

14.	Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to set off for any reason and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

15.	Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	NN, Inc.
Attn: Gail Nixon
207 Mockingbird Lane Johnson City,
TN 37604

To the Executive:	John A. Manzi
49 Falcon Lane Cranston, RI
02921

16.	Successors: Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

17.

Modification, Waiver or Discharge. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. However, the Company may unilaterally revise the provisions of this Agreement governed by the provisions of Section 409A of the Code in order to make the Agreement compliant therewith, and as necessary under any provision of the Code or any other federal or state statute or regulation to prevent the imposition of any federal or state fine, tax, or penalty upon Company or Executive that would result from the performance of any provisions of this Agreement. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any time or at any prior or subsequent time.

18.	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto with respect to its subject matter, including, but not limited to, all employment agreements, change of control agreements, non-competition agreements or any other agreement related to Executive’s employment with the Company; provided, however, nothing herein shall affect the terms of any indemnification agreement by and between the Company and Executive or any general indemnification policy in favor of Executive, which shall continue and remain in full force and effect. The Executive acknowledges that (i) the Employment Agreement between the Executive and Precision Engineered Products Holdings, Inc. dated December 22, 2010 (the “PEP Employment Agreement”), has been terminated and is no longer in effect, including, without limitation, Section 7 of the PEP Employment Agreement and (ii) that the restrictive covenants contained in Sections 8A. and 8B. of the Award Letter between the Executive and PEP are terminated and are no longer in effect.

19.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee to the extent federal law does not apply.

20.	Resolution of Disputes. Any dispute or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Johnson City, Tennessee in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitration panel shall be equally borne by the Company and Executive. Each party shall be liable for its own costs and expenses as a result of any dispute related to this Agreement.

21.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

22.	Compliance with Section 409A.

(a)	General. It is intended that the Agreement will comply with Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”), and the Agreement shall be interpreted consistent with such intent. As permitted by Section 409A, each installment or other payment made or benefit provided hereunder shall be treated as “separate payment” for purposes of Section 409A and the available exemptions under Section 409A shall be stacked to the maximum extent possible. This Agreement may be amended in any respect deemed necessary (including retroactively) by the Company in order to pursue compliance with Section 409A. The foregoing shall not be construed as a guarantee of any particular tax effect for benefits under this Agreement. The Executive or any beneficiary, as applicable, is solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on the Executive or any beneficiary in connection with any payments to the Executive or beneficiary under the Agreement, including any taxes, interest and penalties under Section 409A, and neither the Company nor any director, officer or affiliate shall have any obligation to indemnify or otherwise hold the Executive or a beneficiary harmless from any and all of such taxes, interest and penalties. To the extent Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s right to reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.

(b)	Six Month Delay for Specified Employees. Notwithstanding anything in the Agreement to the contrary, if the Executive is determined to be a “specified employee” (as defined in Section 409A) for the year in which the Executive incurs a Separation from Service, any payment due under the Agreement that is not permitted to be paid on the date of such separation without the imposition of additional taxes, interest and penalties under Section 409A shall be paid on the first business day following the six-month anniversary of the Executive’s date of separation or, if earlier, the Executive’s death.

23.	No Adequate Remedy At Law. The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and particularly a breach of paragraphs 7, 8, 9, or 11, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements.

24.	Non-Assignability. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes the Company’s obligations hereunder.

25.	Headings. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. Reference to Paragraphs are to Paragraphs in this Agreement.

26.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

27.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Cause” means any of the following:

(i)	the failure of the Executive to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), which failure, if correctable, and provided it does not constitute willful misconduct or gross negligence, remains uncorrected for 10 days following written notice to Executive by the Chief Executive Officer or the Board of Directors of the Company of such breach;

(ii)	willful misconduct or gross negligence by the Executive in either case that results in material damage to the business or reputation of the Company;

(iii)	a material breach by Executive of this Agreement which, if correctable, remains uncorrected for 10 days following written notice to Executive by the Chief Executive Officer or the Board of Directors of the Company of such breach; or

(iv)	the Executive is convicted of a felony or any other crime (other than traffic violations) involving moral turpitude (whether or not in connection with the performance by Executive of his duties under this Agreement).

(b)	“Change in Control” means, and shall occur on the date that any of the following occurs:

(i)	A person, corporation, entity or group (1) makes a tender or exchange offer for the issued and outstanding voting stock of NN, Inc., (“NN”) and beneficially owns fifty percent (50%) or more of the issued and outstanding voting stock of NN after such tender or exchange offer, or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, corporation, entity or group), directly or indirectly, the beneficial ownership of fifty percent (50%) or more of the issued and outstanding voting stock of NN in a single transaction or a series of transactions (other than any person, corporation, entity or group for which a Schedule 13G is on file with the Securities and Exchange Commission, so long as such person, corporation, entity or group has beneficial ownership of less than fifty percent (50%) of the issued and outstanding voting stock of NN); or

(ii)	NN is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of NN immediately prior to the transaction;

(iii)	NN sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of NN); or

(iv)	Individuals who, during any 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least seventy-five percent (75%) of the Board of Directors of NN; provided, however, that any individual becoming a director whose election or nomination was approved by a majority of the directors than comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.

It is not intended that a Change in Control, in and of itself, will serve as an event which entitles Executive to any payment hereunder.

(c)	“Code” means the Internal Revenue Code of 1986 as amended.

(d)

“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Executive will be deemed Disabled if he is determined to be totally disabled by the Social Security Administration, or if Executive is determined to be disabled in accordance with a disability insurance program maintained by the Company if the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

(e)	“Good Reason” means any of the following events if not remedied by the Company within 30 days after receipt of notice thereof from the Executive: (i) assignment to the Executive of any duties inconsistent with Executive’s position duties, responsibilities, office, or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) any material failure by the Company to comply with this Agreement; (iii) any material adverse change in Executive’s annual compensation and other benefits; or (iv) a requirement to relocate Executive’s place of employment in excess of fifty (50) miles from the current principal office of Precision Engineered Products Holdings Inc. and its subsidiaries located at 110 Frank Mossberg Drive, Attleboro, Massachusetts.

Notwithstanding anything in this definition to the contrary, an alleged act by the Company shall not constitute a “Good Reason” event for purposes of this Agreement unless Executive gives written notice of the same to the Company within 60 days of the initial existence of such act. Further, for avoidance of doubt, nothing in this Agreement shall preclude the Company from reducing Executive’s annual base salary and/or incentive opportunity as part of an across-the-board compensation adjustment to other employees at Executive’s level of employment.

(f)	“Notice of Termination” means a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any termination by Executive of his employment without Good Reason shall be made on not less than 14 days’ notice.

(g)	“Qualifying Termination” means a Separation from Service by action of the Company that is not for Cause, or a Separation from Service by action of the Executive that is for Good Reason.

(h)	“Restrictive Period” means (i) a number of months following Executive’s termination of employment pursuant to paragraph 6(a) or 6(c) above which is equal to the number of months for which the Executive is entitled to receive his base salary under paragraph 6(a) or 6(c) above, or a period of 12 months following Executive’s termination of employment pursuant to paragraph 6(b) above.

(i)	“Separation from Service” means Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as of the date first above written.

NN, INC.

By:	/s/ Richard Holder
Title:	President and CEO

EXECUTIVE

By:	/s/ John Manzi
Title:	SVP/GM, Precision Engineered Products Group

SCHEDULE A

Executive’s Severance Payment subsequent to a Change in Control as provided in paragraph 6(c)(i) shall be a lump sum payment equal to:

1.	2.0 times Executive’s base salary (as of the date of Executive’s termination); plus

2.	1.0 times Executive’s target bonus, which is calculated as 50% of the Executive’s base salary.